CONFIDENTIAL RETENTION AGREEMENT

This Confidential Retention Agreement (“Agreement”) is made by and between La Jolla Pharmaceutical Company (“LJPC”) and Deirdre Y. Gillespie M.D. (“Gillespie”) with respect to the following facts:

A. Gillespie is currently employed by LJPC as the President and Chief Executive Officer pursuant to a Chief Executive Officer Employment Agreement dated March 15, 2006 and Amendment to Chief Executive Officer Employment Agreement dated July 31, 2007 and Amendment to Chief Executive Officer Employment Agreement dated December 31, 2008 (collectively referred to as “Employment Agreement”), which provides for severance in exchange for a release of all claims, in the event Gillespie’s employment is involuntarily terminated without Cause.

B. Due to the negative result of LJPC’s clinical trial, LJPC is considering a merger, liquidation, financing or other transaction (the “Transaction”).

C. LJPC and Gillespie previously entered into a Confidential Retention and Separation Agreement and General Release of All Claims (the “Prior Agreement”) dated December 12, 2009, which by its terms expired on March 31, 2010. The Prior Agreement provided for a Retention Bonus of $202,800.00 payable on execution of that Agreement and a severance payment ($405,600.00) upon the earlier of Gillespie’s involuntary termination of employment or March 31, 2010. Such severance payment under the Prior Agreement were structured so as to be exempt from application of Internal Revenue Code Section 409A.

D. LJPC and Gillespie confirm that Gillespie’s Retention Bonus of $202,800.00 paid in December 2009 was earned on March 31, 2010, and that her severance payment of $405,600.00 was in effect a Retention Bonus and was earned on March 31, 2010 and is now payable.

E. LJPC and Gillespie confirm that Gillespie was not terminated on March 31, 2010 and Gillespie’s employment with LJPC will be extended until the first to occur of (1) the closing of a Transaction, (2) an involuntary termination of employment without cause,.(3) July 31, 2010

F. In order to retain Gillespie’s services, the parties wish to supersede the severance provisions of the Employment Agreement and the Prior Agreement and proceed in accordance with the terms and conditions in this Agreement.

G. The parties desire to settle all claims and issues that have, or could have been raised, in relation to Gillespie’s employment with LJPC and arising out of or in any way related to the acts, transactions or occurrences between Gillespie and LJPC to date, including, but not limited to, Gillespie’s employment with LJPC or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Severance Payment. LJPC agrees to pay Gillespie her severance payment of $405,600.00, less all legally required payroll deductions and withholdings, payable in a lump sum on the first regular pay day following the Effective Date of this Agreement.

2. Retention Bonus. LJPC agrees to pay Gillespie a Retention Bonus to retain her services for the additional term. The amount of this Retention Bonus will be determined as follows:

•	$152,100.00 should the company determine to dividend the Company’s remaining cash to stockholders

•	$202,800.00 should the Company secure additional funding or be acquired by another company

•	$405,600.00 should the Company secure a product partnership with related financing

The Retention Bonus, less all legally required payroll deductions and withholdings (“Retention Bonus”), is payable in a lump sum on the first regular pay day following the date on which the Board of Directors confirms that one of the events described above has occurred.

3. General Release. Gillespie unconditionally, irrevocably and absolutely releases and discharges LJPC, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of LJPC, past and present, as well as LJPC’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to Employment Agreement and all transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Gillespie’s employment with LJPC, the termination of Gillespie’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Gillespie’s employment with LJPC. This general release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Gillespie expressly waives Gillespie’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Gillespie or on Gillespie’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, statutory indemnity, and any challenge to the validity of Gillespie’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement.

3. California Civil Code Section 1542 Waiver. Gillespie expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4. Representation Concerning Filing of Legal Actions. Gillespie represents that, as of the date of this Agreement, she has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against LJPC or any of the other Released Parties in any court or with any governmental agency.

5. Nondisparagement. Gillespie agrees that she will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of LJPC or any of the other Released Parties.

6. Confidentiality and Return of LJPC Property. By signing this Agreement, Gillespie represents and warrants that Gillespie has, or will, return to LJPC on or before the Separation Date, all LJPC property, data and information belonging to LJPC and agrees not use or disclose to others any confidential or proprietary information of LJPC or the Released Parties.

7. Continuing Obligations. Gillespie further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of the Invention and Confidential Information Agreement signed by Gillespie.

8. No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

9. Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Gillespie, by this Agreement, is advised to consult with an attorney before executing this Agreement.

9.1 Acknowledgments/Time to Consider. Gillespie acknowledges and agrees that the Retention Bonus is a sum to which she is not otherwise entitled absent the signing of this Agreement; (b) Gillespie has read and understands the terms of this Agreement; (c) Gillespie has been advised in writing to consult with an attorney before executing this Agreement; (d) Gillespie has obtained and considered such legal counsel as she deems necessary; (e) Gillespie has been given twenty-one (21) days to consider whether or not to enter into this Agreement (although she may elect not to use the full 21-day period at her option); and (f) by signing this Agreement, Gillespie acknowledges that she does so freely, knowingly, and voluntarily.

9.2 Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth day after Gillespie signs this Agreement. In other words, she may revoke her acceptance of this Agreement within seven (7) days after the date she signs it. Gillespie’s revocation must be in writing and received by Craig R. Smith M.D., Chairman, Board of Directors, by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Gillespie does not revoke acceptance within the seven (7) day period, her acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Payment shall become due and payable in accordance with paragraph 1, provided this Agreement has not been revoked.

9.3 Preserved Rights of Gillespie. This Agreement does not waive or release any rights or claims that Gillespie may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Gillespie from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

10. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Gillespie in breach hereof.

11. Severability. In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

12. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

13. Entire Agreement; Modification. This Agreement and the surviving provisions of the Invention and Confidential Information Agreement previously executed by Gillespie, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. Except as expressly amended hereby, all other terms and provision of the Employment Agreement shall remain in full force and effect. This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: May 24, 2010
By: /s/ Deirdre Y. Gillespie
Deirdre Y. Gillespie M.D.
LA JOLLA PHARMACEUTICAL COMPANY

Dated: May 24, 2010
By: /s/ Craig R. Smith M.D.
Craig R. Smith M.D.
Chairman of the Board